EXHIBIT 10.8

PROPERTY OPTION AGREEMENT

THIS AGREEMENT made and entered into as of the 24th day of December, 2003.

BETWEEN:	LARRY McINTOSH and SUSAN K. McINTOSH
1955 Stephen Ct.
P.O. Box 1388
Gardnerville, Nevada
USA 89410

(herein called the “Optionor”)

OF THE FIRST PART

AND:	LINCOLN GOLD CORP.
435 Martin Street
Suite 1010
Blaine, Wa.,
98230

(herein called the “Optionee”)

OF THE SECOND PART

WHEREAS the Optionor has represented that it is the sole recorded and beneficial owner, in and to a property called the Hannah Project, described in Schedule “A” attached hereto (the “Property”);

AND WHEREAS the Optionor, subject to the Net Smelter Royalty reserved to the Optionor, now wishes to grant to the Optionee the exclusive right and option to acquire an undivided 100% right, title and interest in and to the Property on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar ($1.00) of lawful money of U.S. currency now paid by the Optionee to the Optionor (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

1. Definitions. The following words, phrases and expressions shall have the following meanings:

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               a. “After Acquired Properties” means any and all mineral interests staked, located, granted or acquired by or on behalf of either of the parties hereto which are located in whole or in part within sections 17, 18, 19, 20 and 30, T24N, R27E, Churchill County, Nevada, but excepting mineral interests acquired by the Optionee from unaffiliated third parties in arm’s length transactions;

               b. “Expenditures” includes all direct or indirect expenses [net of government incentives and not including payments to the Optionor pursuant to section 4 hereof] of or incidental to Mining Operations;

               c. “Facilities” means all mines and plants, including without limitation, all pits, shafts, adits, haulageways, raises and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Property and relating to the operator of the Property as a mine or outside the Property if for the exclusive benefit of the Property only;

               d. “Force Majeure” means an event beyond the reasonable control of the Optionee that prevents or delays it from conducting the activities contemplated by this Agreement other than (1) the making of payments under Section 4; (2) maintenance of the Property (including payment of Federal annual mining claim maintenance fees and fees for the recording of notices of intent to hold) under Section 12; (3) maintenance of Optionee’s insurance coverage under Section 15; and (4) Optionee’s defense, indemnification and hold harmless obligations under Section 14. Such events shall include but not be limited to acts of God, war, insurrection, action of governmental agencies reflecting an instability in government procedures, or delay in permitting unacceptable to both Optionor and Optionee;

               e. “Gold Price” means Monthly Average Gold Price as defined in Schedule “B” attached hereto;

               f. “Interest Rate” means LIBOR plus two percent (2%) per annum;

               g. “Mineral Products” means the commercial end products derived from operating the Property as a mine;

               h. “Mining Operations” includes:

                         (i) every kind of work done on or with respect to the Property by or under the direction of the Optionee during the Option Period; and

                         (ii) without limiting the generality of the foregoing, includes all work which qualifies for annual assessment work under applicable Federal and state laws and regulations, and the conduct of geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging,

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trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling, concentration, beneficiation of ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation, restoration and permitting activities;

               g. “Net Smelter Royalty” means that Net Smelter Royalty as defined in Schedule “B” attached hereto (“NSR”);

               h. “Option” means the option granted by the Optionor to the Optionee to acquire, subject to the NSR reserved to the Optionor, an undivided 100% right, title and interest in and to the Property as more particularly set forth in Section 4;

               i. “Option Period” means the period from the date of this Agreement to the date at which Optionee has performed its obligations to acquire its 100% interest in the Property as prescribed in Section 4, which ever shall be the lesser period;

               j. "Property" means and includes:

                         (i) those mining claims described in Schedule A attached hereto;

                         (ii) all rights and appurtenances pertaining to the mining claims including all water and water rights of way, and easements, both recorded and unrecorded, to which the Optionor and Optionee are entitled in respect thereof.

2. Headings. Any heading, caption or index hereto shall not be used in any way in construing or interpreting any provision hereof.

3. Singular, Plural. Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

4. Option. The Optionor hereby grants to the Optionee the sole and exclusive right and option (the “Option”) to earn a 100% interest in the Property, subject to Optionor’s NSR, for total consideration consisting of cash payments to the Optionor totalling $210,000 to be made as follows:

a.	the payment to the Optionor of $5,000 upon signing of this Agreement;

b.	$5,000 on January 10, 2005;

c.	$10,000 on January 10, 2006;

d.	$15,000 on January 10, 2007;

e.	$25,000 on January 10 of each year from 2008 to 2012; and

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f.	$50,000 on January 10, 2013.

               Following which the Optionee shall be deemed to have exercised the Option (the “Exercise Date”) and shall be entitled to an undivided 100% right, title and interest in and to the Property with the full right and authority to equip the Property for production and operate the Property as a mine subject to the rights of the Optionor to receive the NSR.

               If prior to January 10, 2013 the Optionee completes a positive feasibility for the development or mining of Mineral Products on the Property and obtains all government approvals, consents, licenses and permits to construct, develop or operate a mine on the Property, the Optionee shall purchase the Property prior to the commencement of mining of Mineral Products. In that event the purchase price for the Property shall be the sum of all unpaid payments due to the Optionor pursuant to this article 4 through January 10, 2013.

               g. The doing of any act or the incurrence of any cash payments by the Optionee shall not obligate the Optionee to do any further acts or make any further payments.

5. Royalty. Optionee agrees that the Property shall be subject to a royalty in favour of the Optionor equal to 3% of Net Smelter Returns if the Gold Price is less than or equal to $400 per ounce, and 4% of Net Smelter Returns if the Gold Price is greater than $400 per ounce, to be calculated and paid according to and otherwise governed by Schedule B hereto.

Optionee may at any time elect to make a payment (the “Royalty Buydown Option”) to the Optionors to reduce the amount of the Net Smelter Royalty by 1%, up to a maximum of 2%, upon the payment of $500,000 for each 1% of reduction as set out in the table below:

Gold Price (US$ per ounce)	Net Smelter Royalty payable on execution of the Agreement	Net Smelter Royalty payable after first payment of $500,000	Net Smelter Royalty payable after second payment of $500,000
Less than or equal to $400	3%	2%	1%
Greater than $400	4%	3%	2%

6. Transfer of Title. Upon execution of this Agreement, the Optionee shall be entitled to record this Agreement against title to the Property.

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               Upon Optionee exercising the option to acquire the Property pursuant to article 4, the Optionor shall deliver to Optionee duly executed transfers to Optionee of a 100% interest in and to the Property, and Optionor shall have no further rights to the Property other than the royalty interest pursuant to article 5.

7. Mining Operations during Option. During the Option Period, the Optionor may provide its mineral exploration expertise on the Property, on a consultation basis for and on behalf of the Optionee, at the election of the Optionee. However, the Optionee has the exclusive right to determine what Expenditures and Mining Operations it will perform, when they will be performed, and by whom. If the Optionee elects to use the mineral expertise and consulting services of the Optionor, then the Optionor shall invoice for time for consulting services and related travel expenses from time to time.

               During the currency of this Agreement, the Optionee, its servants, agents and workmen and any persons duly authorized by the Optionee, shall have the right of access to and from and to enter upon and take possession of and prospect, explore and develop the Property in such manner as the Optionee in its sole discretion may deem advisable and shall have the right to remove and ship therefrom ores, minerals, metals, or other products recovered in any manner therefrom. However the Optionee shall purchase the Property, as described in article 4 herein, prior to the commencement of mining of Mineral Products.

               Optionee shall reclaim the surface of the Property disturbed by its operations hereunder in accordance with applicable federal, state and local rules and regulations.

               Optionee and the Optionor agree to share all data relating to the Property. Upon termination of this agreement, Optionee agrees that it will, within 30 days after the effective date of termination, deliver to the Optionor copies of all raw data regarding the Property in Optionee’s possession and not hitherto delivered to the Optionor. Optionee does not make, and shall not be deemed to have made, directly or indirectly, any express or implied representation or warranty to the Optionor as to the accuracy or completeness of any such data delivered to the Optionor except that it was developed and delivered in good faith. Optionee shall not have any liability arising out of the use of or reliance on any data delivered to the Optionor hereunder so long as Optionee developed and delivered it in good faith. On the Optionor’s written request, Optionee shall transfer to the Optionor custody and possession of drill core, cuttings and pulps for the Optionor’s examination and review however, it is hereby agreed that such drill core, cuttings and pulps belong to the Optionee and must be returned to the Optionee, if so requested by the Optionee unless otherwise agreed between the parties.

               Optionee shall deliever to Optionor on or before May 1 of each year a report in reasonable detail on Optionee’s activities on and in connection with the Property during the preceding calendar year.

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               Optionee shall allow the Optionor or any duly authorized agent or representative of the Optionor to inspect the Property upon giving Optionee 48 hours written notice; provided however that it is agreed and understood that the Optionor or any such agent or representative shall not interfere with Optionee's activities on the Property and shall be at his own risk and that Optionee shall not be liable for any loss, damage or injury incurred by the Optionor or its agent or representative arising from its inspection of the Property, however caused.

8. Assignment. During the Option Term, Optionee may not assign, sell or transfer its rights under this Agreement without Optionor’s prior written consent which shall not be withheld unreasonably. It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor. After Optionee has exercised and closed the Option, and subject to Optionor’s NSR, Optionee may assign, sell or transfer its interest in the Property without Optionor’s consent.

9. Termination. This Agreement shall forthwith terminate in circumstances where:

               a. The Optionee shall fail to comply with any of its obligations hereunder, subject to Force Majeure, and within 30 days of receipt by the Optionee of written notice from the Optionor of such default, the Optionee has not:

                         (i) cured such default, or commenced proceedings to cure such default and prosecuted same to completion without undue delay; or

                         (ii) given the Optionor notice that it denies that such default has occurred.

In the event that the Optionee gives notice that it denies that a default has occurred, the Optionee shall not be deemed to be in default until the matter shall have been determined finally through such means of dispute resolution as such matter has been subjected to by either party; or

               b. The Optionee gives notice of termination to the Optionor, which it shall be at liberty to do at any time after the execution of this Agreement.

               On termination of this Agreement, except on Optionee’s exercise and closing of the Option, Optionee shall be fully liable for and shall pay all costs of maintenance of the Property, including Federal annual mining claim maintenance fees and fees for recording of any notice of intent to hold required to be recorded under applicable law, which have accrued on the termination date or which will accrue within ninety (90) days following the termination date. For example, if the Federal annual mining claim maintenance fees are due and payable on or before September 1 of any year, if this Agreement is terminated on or after June 2 of such year, Optionee shall be fully responsible for and shall pay the Federal annual mining claim maintenance fees which are due and payable on or before September 1 of that year.

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               On termination of this Agreement, Optionee shall have no obligations under this Agreement except such obligations which have accrued on or before the termination date or which expressly survive termination of this Agreement.

               Upon termination of this Agreement under this Section 9, the Optionee shall vacate the Property within a reasonable time after such termination, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures.

10. Representations, Warranties and Covenants of the Optionor. The Optionor represents, warrants and covenants to and with the Optionee as follows:

               a. Optionor is a person validly existing and in good standing under the laws of Nevada and the United States;

               b. Optionor has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

               c. Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

               d. The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto;

               e. The Agreement constitutes a legal, valid and binding obligation of the Optionor;

               f. The Property is accurately described in Schedule “A”, is in good standing under the laws of the jurisdiction in which it is located and is free and clear of all liens, charges and encumbrances;

               g. The Optionor is the sole recorded and beneficial owner of the Property and has the exclusive right to enter into this Agreement and all necessary authority to transfer its interest in the Property in accordance with the terms of this Agreement;

               h. No person, firm or corporation has any proprietary or possessors interest in the Property other than the Optionor, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property other than the United States government or the government of the State of Nevada pursuant to statute;

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notwithstanding any Federal, State or County royalties or net proceeds tax derived from mining operations.

               i. Upon request by the Optionee, and at the sole cost of the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Property. Nothing will be withheld, hidden, or kept from the Optionee, whether the data or information is held or not by the Optionor;

               j. Subject to performance by the Optionee of its obligations under Section 4, during the Option Period, the Optionee will keep the Property in good standing, free and clear of all liens, charges and encumbrances, will carry out all Mining Operations on the Property in a miner-like fashion. If the Optionee elects to use the mining expertise and consulting services of the Optionor, the Optionor will obtain and maintain all necessary approvals, consents, licenses and permits as are required under Federal, state and local laws, regulations and ordinances; and

               k. Optionor represents that subject to the paramount title of the United States, Optionor is the sole and only owner of the Property; that each of the unpatented claims included in the Property has been validly located, filed and recorded in compliance with the laws of the State of Nevada and of the United States as they relate to location and recordation of such claims; that Optionor has timely complied with all of the filing provisions of the Federal Land Policy and Management Act as they pertain to the unpatented claims included within the Property and that said claims are valid and subsisting mining claims; that Optionor has performed assessment work or fully and timely paid the applicable claim maintenance fee upon said claims through the assessment year ended September l, 2003, and has recorded and filed proof thereof, all of which work, payments, recordings and filings have been completed in accordance with the applicable state and federal statutes pertaining to assessment work; that Optionor’s rights in the Property are not subject to any prior agreement, encumbrance, burden or restriction created by any act or instrument of Optionor; that to the best of Optionor’s knowledge, the Property is free from liens and encumbrances and other adverse claims by third parties; and that the Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production.

11. Title to Property. Upon request, Optionor shall make available to Optionee such abstracts of title and other title records pertaining to the Property which he may have to aid Optionee in any title searching it may wish to undertake. Optionee may, but shall have no obligation to, investigate and cure as it sees fit any defects in title to the Property which Optionor fails to remedy after notice by Optionee. Optionor shall cooperate fully with Optionee in the curing of any such title defects, and Optionee shall reimburse Optionor for Optionor’s actual expenses resulting from its cooperation in this effort. One-half of the expenses incurred by the Optionor and reimbursed by Optionee shall be taken as a credit by Optionee against cash consideration and the NSR payable hereunder to Optionor. Optionee may, but shall have no obligation to, investigate and cure as it sees fit any defects in the title, location, recordation or filing of the unpatented mining claims

EXHIBIT 10.8

comprising the Property, and Optionor shall cooperate fully with the curing of said deficiencies at the expense of Optionee. Additionally, Optionor authorizes Optionee, at its discretion reasonably exercised and on advance written notice to Optionor, to relocate, amend, restake, refile and rerecord any particular mining claim or claims in the Property or documents associated therewith. Where required for restaking or relocation, Optionor shall execute notices of abandonment of mining claims, and, in turn, Optionee agrees that any relocation, restaking or location of fractions within the perimeter of the mining claims covered or to be covered by this Agreement shall be accomplished in Optionor’s name until the full and complete exercise of the option by the Optionee.

               Optionee and Optionor recognize that legislation to amend the mining laws of the United States or the state of Nevada may be enacted during the term of this Agreement and that any such legislation, if enacted, may contain provisions affecting Optionors or holders of existing unpatented mining claims, including but not limited to provisions (i) permitting or requiring conversion of existing unpatented claims to a new type of mining claim or interest, (ii) permitting or requiring Optionors or holders of existing mining claims to comply with some or all of the requirements of such amended mining laws, or (iii) permitting or requiring Optionors or holders of existing mining claims to commence patent proceedings within a specified period of time ("Claim Holder Rights"). For all purposes and during the term of this Agreement, Optionor grants to Optionee all Claim Holder Rights now or hereafter vested in Optionor, whether contained in federal legislation, regulations promulgated thereunder or similar state laws or regulations, together with Optionor’s rights to enforce any existing rights to the Property or any Claim Holder Rights against any third party, or to litigate or contest any such existing rights or Claim Holder Rights before any court or administrative agency. In this respect, said Claim Holder Rights shall revert back to Optionor at the expiration of this Agreement. Optionee may, but shall have no obligation to, exercise such rights as to any, all or none of the mining claims included in the Property, at any time and from time to time, in Optionee’s sole discretion. Optionor shall cooperate in Optionee’s exercise of such rights, including without limitation by executing required forms or documents, participating in any action or proceeding relating to such rights or allowing any such action or proceeding to be taken or prosecuted in Optionor’s name.

               If the United States or any third party attacks the validity of the mining claims included in the Property, Optionee may, but shall have no obligation to, defend their validity. If any such attack occurs, Optionee shall immediately notify Optionor and indicate whether it intends to defend such action. If Optionee elects to defend such action, it shall not be precluded from withdrawing from such action provided that it first notifies Optionor of such decision within such time as may reasonably permit Optionor to continue with such defense if Optionor chooses to do so.

12. Property Maintenance. To the extent required by law, beginning with the annual assessment work period of September 1, 2004, to September 1, 2005, and for each succeeding annual assessment work year commencing during the term of this Agreement, Optionee shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable federal, state and local laws, regulations and

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ordinances, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances, provided that if Optionee elects to terminate this Agreement more than 90 days before the deadline for performance of annual assessment work for the succeeding annual assessment year, Optionee shall have no obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same for the following annual assessment year.

               If under applicable federal laws and regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2004, to September 1, 2005, Optionee shall timely and properly pay the federal annual mining claim maintenance fees, and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of Optionor’s intention to hold the unpatented mining claims which constitute the Property. If Optionee elects to terminate this Agreement more than 90 days before the deadline for payment of the federal annual mining claim maintenance fees for the succeeding annual assessment year, Optionee shall have no obligation to pay the federal annual mining claim maintenance fees for the Property for the succeeding assessment year.

               Optionee shall perform its obligations under this Section, including payment of all fees and filing and recording of required documents, at least thirty (30) days before the applicable deadline and shall deliver to Optionor proof of Optionee’s performance of its obligations at least fifteen (15) days before the applicable deadline.

13. Representations, Warranties and Covenants of the Optionee. The Optionee represents, warrants and covenants to and with the Optionor that:

               a. The Optionee is a company duly organized validly existing and in good standing under the laws of Nevada;

               b. The Optionee has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

               c. Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

               d. The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents; and

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               e. This Agreement constitutes a legal, valid and binding obligation of the Optionee.

14. Indemnity and Survival of Representation. The representation and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Optionee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

               Optionee agrees to defend, indemnify and save harmless the Optionor from any liability to which it may be subject arising from any Mining Operations carried out by the Optionee or at its direction on the Property.

               Optionor agrees to defend, indemnify and save harmless the Optionee from any liability arising from Optionor’s work done on or with respect to the Property before the effective date of this Agreement (the “Prior Operations”); Optionor’s obligations for Prior Operations shall terminate two (2) years after the effective date of this Agreement. Without limiting the generality of the foregoing, Prior Operations includes all work capable of receiving assessment credits pursuant to The Mines and Minerals Act of Nevada and the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling, concentration, beneficiation of ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation, restoration and permitting activities.

15. Insurance and Indemnity.

               a. Optionee’s Liability Insurance. Optionee shall, at Optionee’s sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of person, .5 Million Dollars ($500,000) per occurrence for property damage, and with a contractual liability endorsement insuring Optionee’s performance of Optionee’s indemnity obligations of this Agreement.

               b. Form and Certificates. The policy of insurance required to be carried by Optionee pursuant to this Section shall name Optionor as an additional insured and contain a cross-liability and severability endorsement. Optionee’s insurance policy shall also be primary insurance without right of contribution from any policy carried by Optionor. A certificate of insurance and a copy of Optionee’s insurance policy shall be

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provided to Optionor before any entry by Optionee or its agents or employees on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Optionor.

16. Liens and Notices of Non-Responsibility. Optionee agrees to keep the Property at all times during the term of this Agreement until the Exercise Date free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by Optionee, and to pay, and defend, indemnify and hold harmless Optionor from and against, all indebtedness and liabilities incurred by or for Optionee which may or might become a lien, charge or encumbrance; except that Optionee need not discharge or release any such lien, charge or encumbrance so long as Optionee disputes or contests the lien, charge or encumbrance and posts a bond sufficient to discharge lien acceptable to Optionor. Subject to Optionee’s right to post a bond in accordance with the foregoing, if Optionee does not within thirty (30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Optionor shall have, in addition to Optionor’s contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Optionor deems proper, including payment of the claim giving rise to such lien, charge or encumbrance. All sums paid by Optionor for and all expenses incurred by it in connection with such purpose, including court costs and attorney’s fees, shall be payable by Optionee to Optionor on demand, with interest at the Interest Rate at the time of the occurrence, provided however, if it is determined by legal or some other means that the Optionee wins its disputes or contests of any such lien, charge or encumbrance, then the Optionee shall not be obliged to pay the Optionor for the Optionor’s expenses incurred by the Optionor in connection with such purpose, including court costs and attorney’s fees.

17. Confidentiality. The parties hereto agree to hold in confidence all information obtained in confidence in respect of the Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation.

18. Memorandum for Recording. Not applicable.

19. Notice. All notices, consents, demands and requests (in this Section 19 called the “Communication”) required or permitted to be given under this Agreement shall be in writing and may be delivered personally sent by telegram, by telex or telecopier or other electronic means or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by telegram, telex or telecopier or other electronic means including email shall be deemed to have been given and received on the second business day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute which might effect delivery of the Communication by mail, then the Communication shall be effective only

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if actually delivered. For purposes of this agreement and as a definition of address the Optionor’s email shall be defined as larrylmcintosh@charter.net and the Optionor’s telecopier number is 775-782-403. The Optionee’s email shall be defined as c/o mad@senategroup.com and the Optionee’s telecopier number is c/o 604-689-1722. Notice will be provided to each party should their respective email address change.

20. Further Assurances. Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

21. Entire Agreement. The parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein.

22. Proper Law and Arbitration. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and the laws of the United States of America applicable herein. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of Nevada. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by a sole arbitrator by arbitration under Chapter 38 of the Nevada Revised Statutes. The arbitration shall be conducted in Reno, Nevada.

23. Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

24. After Acquired Properties.

               a. The parties covenant and agree, each with the other, that any and all After Acquired Properties, excepting mineral interests acquired by the Otionor from unaffiliated third parties in arms length transactions, shall be subject to the terms and conditions of this Agreement and shall be added to and deemed, for the purposes hereof, to be included in the Property. All such After Acquired Properties subject to this Agreement shall be acquired in Optionor’s name. Any costs incurred by the Optionor in staking, locating, recording or otherwise acquiring any “After Acquired Properties” will be deemed to be Mining Operations for which the Optionor will be entitled to reimbursements as part of the Expenditures payable by the Optionee hereunder.

               b. Any additional claims agreed by the Optionee to be staked by the Optionor within sections 17, 18, 19, 20 and 30, T24N, R27E, Churchill County, Nevada shall form part of this Agreement. All such additional claims shall be located in Optionor’s name. The Optionee will reimburse the Optionor for the costs of staking the additional claims, unless the Optionee does not elect to own such additional claims. The Optionee has the

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exclusive right to determine if the staking of any additional claims is warranted for any After Acquired Properties. If Optionee elects to not own such additional claims, such additional claims shall belong to Optionor and Optionor shall be free to assign, sell, transfer or otherwise dispose of such additional claims as Optionor determines in Optionor’s sole discretion.

25. Default. Notwithstanding anything in this Agreement to the contrary if any party (a “Defaulting Party”) is in default of any requirement herein set forth the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default including, without limiting, termination of this Agreement.

26. Payment. All references to monies herein shall be in U.S. funds unless otherwise specified. The Optionee shall make payments for the Expenditures incurred by the Optionor no later than 15 days after the receipt of invoices delivered by the Optionor which for the purposes of this Agreement shall constitute prompt and due payment. All contractors will invoice the Optionee directly and any costs arising with respect to work performed shall be solely borne by the Optionee and not the Optionor.

27. Option Only. This is an option only and except as herein specifically provided otherwise nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder, and any act or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments.

28. Supersedes Previous Agreements. This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the 12th day of January, 2004.

LARRY McINTOSH	SUSAN K. McINTOSH

/s/ Larry McIntosh	/s/ Susan K. McIntosh

LINCOLN GOLD CORP.

/s/ Paul F. Saxton
Per: __________________________
Authorized Signatory

EXHIBIT 10.8

SCHEDULE “A”

Hannah Project, Sections 17 and 18 in Township 24 North, Range 27 East, Churchill County, Nevada.

	BLM	COUNTY
CLAIM NAME	NMC NUMBER	RECORD
NUMBER

Hannah 31	NMC818458	331489
Hannah 32	NMC818459	331490
Hannah 33	NMC818460	331491
Hannah 34	NMC818461	331492
Hannah 35	NMC818462	331493
Hannah 36	NMC818463	331493
Hannah 83	NMC818472	331503
Hannah 84	NMC818473	331504

EXHIBIT 10.8

SCHEDULE “B”
Net Smelter Returns

Payor:     Optionee, as described in the Agreement to which this schedule is attached.

Payee:     Optionor, as described in the Agreement to which this schedule is attached.

Net Smelter Returns Provisions. The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit. The following definitions shall apply to this Exhibit.

1. Definitions.

               1.1 "Gold Production" means the quantity of refined gold outturned to Payor's account by an independent third party refinery for gold produced from the Property during the month on either a provisional or final settlement basis.

               1.2 "Gross Value" shall be determined on a monthly basis and have the following meanings with respect to the following Minerals:

                              1.2.1 Gold.

                                             (a) If Payor sells unprocessed gold ores, or gold dore or gold concentrates produced from Minerals, then Gross Value shall be equal to the proceeds received by Payor during the month from such sales. Payor shall have the right to sell such unprocessed gold ores, gold dore and gold concentrates to an affiliated party, except that such sales shall be considered, solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

                                             (b) If Payor produces refined gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price.

                              1.2.2 Silver.

                                             (a) If Payor sells unprocessed silver ores, or silver dore or silver concentrates produced from Minerals, then Gross Value shall be equal to the proceeds received by Payor during the month from such sales. Payor shall have the right to sell such unprocessed silver ores, silver dore and silver concentrates to an affiliated party, provided that such sales shall be considered, solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

EXHIBIT 10.8

                                             (b) If Payor produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon, and if Handy & Harmon no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined. The Gross Value shall be determined by multiplying Silver Production during the month by the Monthly Average Silver Price.

                              1.2.3 All Other Minerals.

                                             (a) If Payor sells unprocessed ores, dore or concentrates of any Minerals other than gold or silver, then the Gross Value shall be equal to the amount of proceeds received by Payor during the month from such sales. Payor shall have the right to sell such unprocessed ores, dore or concentrates to an affiliated party, provided that such sales shall be considered, solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

                                             (b) If Payor produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Payor during the month from the sale of such refined or processed metals. Payor shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

               1.3 “Minerals” means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

               1.4 "Monthly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported during that month. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established market selected by Payor, as such prices are published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

               1.5 "Monthly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the month by the number of days in such month for which such prices were reported. If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Payor as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

EXHIBIT 10.8

               1.6 "Net Smelter Returns" means the Gross Value of all Minerals, less only the following costs, charges and expenses paid or incurred by Payor with respect to the refining and smelting of such Minerals, without limitation:

                              1.6.1 Charges for smelting and refining (including assaying, penalty and sampling charges); and

                              1.6.2 Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore metal from the Property to the smelter or refinery, but in no event charges or costs of agglomeration, crushing, extraction, leaching, milling, mining, processing or transportation of Minerals or ores from any mine on the Property to an agglomerator, autoclave, concentrator, crusher, heap or other leach process, mill or plant.

               1.7 "Property" means the interests and properties described in the instrument to which this Exhibit is attached and is made a part.

               1.8 "Silver Production" means the quantity of refined silver outturned to Payor's account by an independent third-party refinery for silver produced from the Property during the month on either a provisional or final settlement basis.

2. Payment Procedures.

               2.1 Accrual of Obligation. Payor's obligation to pay the royalty shall accrue upon the sale or shipment from the Property of unrefined metals, dore metal, concentrates, ores or other Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Payor's account.

               2.2 Quarterly Calculations and Payments. Net Smelter Returns royalties shall be determined on a quarterly basis. Payor shall pay Payee each quarterly royalty payment on or before the last business day of the month immediately following the last day of the month in which the royalty payment obligation accrued.

               2.3 Futures or Forward Sales. Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 above (regarding sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Payor, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

               2.4 Sampling and Commingling. Payor shall have the right to commingle Minerals and ores from the Property and materials from other properties, provided, that Payor first informs Payee, in writing, of Payor’s intention to commingle and delivers to Payee a detailed written description of Payor’s commingling plan. Payee shall have sixty (60) days during which to review and comment on Payor’s proposed commingling plan. In any and all events, all Minerals and ores shall be measured and sampled by Payor in accordance with sound mining and metallurgical practices for metal and mineral content before commingling of any such Minerals or ores with materials from any other property. Representative samples of materials from the Property intended to be commingled shall

EXHIBIT 10.8

be retained by Payor, and assays of these samples shall be made before commingling to determine the metal content of each ore. Detailed records shall be kept by Payee showing measurements, assays of metal content and gross metal content of the materials from the Property.

               2.5 Statements. At the time of payment of the royalty, Payor shall accompany such payment with a statement which shows in detail the quantities and grades of refined gold, silver or other metals or dore, concentrates, Minerals or ores produced from the Property sold or deemed sold by Payor in the preceding quarter; the Monthly Average Gold Price and Monthly Average Silver Price, as applicable; costs and other deductions; and other pertinent information in detail to explain the calculation of the payment with respect to such quarter. Payor shall deliver payment to Payee at the address provided in the instrument to which this Exhibit is attached or such other address as Payee designates in writing or by wire transfer to an account designated by Payee.

               2.6 Inventories and Stockpiles. Payor shall include in all quarterly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days. Payee shall have thirty (30) calendar days after receipt of the statement to either: (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1(b) for gold and 1.2.2(b) for silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions specified in Section 1.6 above, or (b) elect to wait until such time as the royalty payment otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b) . The Payee’s failure to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b) . No royalty payments shall be due regarding stockpiles of other Minerals, concentrates or ores unless and until such Minerals, concentrates or ores are actually sold.

               2.7 Audit. Upon thirty (30) days’ advance notice and at a reasonable time, the Payee shall have the right to audit and examine the Payor’s accounts and records relating to the calculation and payment of the Net Smelter Returns royalty payments. If such audit determines that there has been a deficiency or an excess in the payment made to Payee, such deficiency or excess shall be resolved by adjusting the next quarterly royalty payment due Payee. Payee shall pay all costs of such audit unless the audit reveals an underpayment during the audit period of five percent (5%) or more of the royalty payments paid during the audit period. All accounts, books and records used by Payor to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.